Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Southwest Airlines Co.’s 2007 Equity Incentive Plan of our reports dated January 30, 2007  with respect to the consolidated financial statements of Southwest Airlines Co., and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Southwest Airlines Co. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

                                                                                                                                                                                                                                          /s/ Ernst & Young, LLP

Dallas, Texas
October 19, 2007